Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made on this 6th day of August, 2013 (the “Effective Date”) by and between David Johnston (the “Executive”) and Five Below, Inc. and its affiliates (the “Company”).

WHEREAS, the Company and the Executive are parties to that certain employment letter agreement dated May 16, 2012, pursuant to which the Executive agreed to serve as the Chief Operating Officer of the Company in exchange for certain rights and benefits (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have agreed that his employment with the Company will terminate effective August 31, 2013 (the “Termination Date”); and

WHEREAS, the Company has agreed to provide the Executive with certain rights, subject to the execution of and compliance with this Agreement and the Second Release (as described below).

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Services.

1.1. The Executive will continue to provide services to the Company from the Effective Date through the Termination Date, principally with regard to the transition of his duties and responsibilities as directed by the Company’s chief executive officer, and will devote substantially all his business time and services to the Company during such period. The Company will continue to pay to the Executive his base salary through the Termination Date.

1.2. The Executive hereby agrees that his employment with the Company will terminate effective on the Termination Date. In addition, the Executive hereby resigns his membership on any boards and/or committees of the Company or its subsidiaries effective on the Effective Date.

2. Severance; Acknowledgements.

2.1. The Company, contingent upon the Executive’s execution of this Agreement and the Second Release (as described below), and his non-revocation of the Second Release, will, except as otherwise provided below:

(i) for a period of six (6) months following the Termination Date (the “Severance Period”) continue to pay to the Executive his base salary (which is, as of the date hereof, $400,000 per year), in accordance with the Company’s payroll practices as in effect from time to time;

(ii) if the Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse the Executive during the Severance Period for the applicable premium otherwise payable for COBRA continuation coverage to the extent such COBRA premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage;

(iii) cause the non-qualified stock option granted to the Executive pursuant to the Non-Qualified Stock Option Agreement dated May 23, 2012 between the Company and the Executive to be deemed vested and exercisable, as of the Termination Date, with respect to 43,250 of the shares subject to such option (the exercise price of such options being $17.00 per share); and

(iv) cause the Non-Solicitation, Non-Disclosure, Non-Compete and Proprietary Information Agreement dated May 16, 2012 by and between the Company and Executive dated May 16, 2012 (the “Restrictive Covenant Agreement”) to be amended to delete Section 1.5 in its entirety and replace it with the following: “ I agree that for a period of one (1) year from the date of the termination of my employment by the Company for any reason, I will not, either directly or indirectly, on my own behalf or in the service of, together with, or on behalf of any other person engage or participate, or provide any service to any person that is engaged or plans to engage, in any business that (i) primarily sells at retail product or products at fixed price points of $10 (or integral multiples thereof) or less, or any combination of one or more price points of $10 (or integral multiples thereof) or less, (ii) primarily sells at retail product or products at fixed priced points of $1 (or integral multiples thereof) or less (including without limitation the retailer Dollar Tree), or (iii) devotes a majority of its sales area to the retail sale of party goods or is known as a party store (including without limitation Party City).”

The payments and benefits described in Sections 2.1 (i) through (iv) will be paid or provided, or commence to be paid or provided, as soon as the Second Release becomes irrevocable.

Notwithstanding the foregoing, the payments and benefits described in Sections 2.1(i) and (ii) will be (a) conditioned on the Executive complying with his obligations under this Agreement, including the transition of his duties and responsibilities as provided in Section 1.1 hereof, and the obligations set forth in the Restrictive Covenant Agreement, including, without limitation, Section 1.5 of the Restrictive Covenant Agreement (as amended), and (b) reduced by any payments or benefits that the Executive earns as a result of his performance of services (whether as an employee, consultant or otherwise) for any person or entity during the Severance Period (regardless of whether such payments or benefits are actually paid or provided during the Severance Period). The Executive agrees to promptly disclose to the Company any payments or benefits that he receives as a result of his performance of services for any person or entity during the Severance Period.

2.2. The Executive hereby acknowledges and agrees that the payments and benefits described in Section 2.1 above are contingent on (i) his execution and delivery of, and compliance with, this Agreement, and (ii) his execution, delivery and non-revocation of a release agreement substantially in the form attached hereto as Exhibit A (the “Second Release”) within 21 days following the Termination Date. For avoidance of doubt, if Executive revokes the Second Release, he will have no right to receive the payments and benefits described above in Section 2.1.

2.3. The Executive acknowledges that except as otherwise specifically provided herein: (i) he has no further entitlement under the Employment Agreement, (ii) the cessation of his employment by the Company will not entitle him to any other severance pay or benefits under the Employment Agreement or under any other severance or similar arrangement maintained by the Company, and (iii) the Company will not have any other liability or obligation to him (other than with respect to the Executive’s right to exercise the vested portion of his stock option during the ninety (90) day period following the Termination Date). The Executive further acknowledges that, in the absence of his execution of this Agreement and the Second Release, the payment and rights specified above in Sections 2.1 would not otherwise be due to him.

3. Release and Covenant Not to Sue.

3.1. In consideration of the Company’s agreement to continue to employ the Executive through the Termination Date, the Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, insurers, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them, occurring up to and including the Effective Date (the “First Release”). This First Release specifically includes, but is not limited to:

3.1.1. any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses, including without limitation, any such claim under his Employment Agreement;

3.1.2. any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

3.1.3. sex, age, national origin, sexual orientation, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including, but not limited to, claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (“ADEA”); the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable federal, state or local statute, regulation or ordinance;

3.1.4. any and all Claims under any federal or state statute relating to employee benefits or pensions;

3.1.5. any and all Claims in tort, including, but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, hostile work environment, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

3.1.6. any and all Claims for attorneys’ fees and costs.

3.2. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Releasee. This First Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity

Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. Nothing in this First Release shall preclude or prevent the Executive from filing a lawsuit which challenges the validity of this First Release solely with respect to the Executive’s waiver of any Claims arising under the ADEA. However, the Executive acknowledges that this First Release applies to all Claims he has under the ADEA and that, unless this First Release is held to be invalid, all of his claims under the ADEA shall be extinguished. Additionally, the Executive does not release or discharge the Releasees from any of the obligations owed to him pursuant to any tax qualified pension plan of the Company in which the Executive participated.

3.3. The Executive understands that the release of Claims contained in this First Release extends to all of the aforementioned Claims and potential Claims which arose on or before the Effective Date, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. The Executive further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this First Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.

3.4. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement and the First Release. This Agreement and First Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

4. Non-Disparagement. The Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral), including, without limitation, with respect to his employment or the termination of that employment, regarding the Company, its subsidiaries or their respective affiliates, or their respective directors, officers, agents, or stockholders. The Company’s Board of Directors and executive officers shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral), including, without limitation, with respect to Executive’s employment or the termination of that employment, regarding the Executive.

5. Advice of Counsel. The Executive is hereby advised to seek the advice of counsel prior to signing this Agreement. The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily executing this Agreement with full knowledge of its provisions and effects.

6. Challenge. If the Executive violates or challenges the enforceability of any provision of this Agreement, no further payments, rights or benefits under this Agreement will be due to the Executive.

7. Miscellaneous.

7.1. No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically deny any such violations.

7.2. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or its affiliates, nor seek in any way to be reinstated, re-employed or re-hired by the Company after the Termination Date.

7.3. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of their respective assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

7.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof (including, without limitation, the Employment Agreement). This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.6. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.7. Governing Law and Enforcement. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in Commonwealth of Pennsylvania and the Employee hereby consents to the personal and exclusive jurisdiction of such court(s) and hereby waives any objection(s) that he may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

7.8. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date first above written.

FIVE BELOW, INC.

By:	/s/ Kenneth R. Bull
Name: Kenneth R. Bull
Title: Chief Financial Officer & Secretary

DAVID JOHNSTON

/s/ David Johnston

EXHIBIT A

SECOND RELEASE

THIS SECOND RELEASE is for and in consideration of the rights to be provided to David Johnston (the “Executive”) in connection with the Separation and General Release Agreement dated             , 2013 by and between Five Below, Inc. and its affiliates (the “Company”) and the Executive (the “First Release”), which rights are conditioned on the Executive’s execution and delivery of this Second Release:

1. Consideration. The Executive acknowledges that: (i) the payment and benefits described in Section 2.1 of the First Release are the only payments and benefits to which the Executive is entitled as a result of the cessation of his employment with the Company, (ii) he has no entitlement under the Employment Agreement (as defined in the First Release) or any severance or similar plan, program or arrangement maintained by the Company, and (iii) except as otherwise provided specifically in the First Release, the Company does not have any other liability or obligation to him. The Executive further acknowledges that, in the absence of his execution of this Second Release, the payments and benefits described in Section 2.1 of the First Release would not otherwise be due to him.

2. Release and Covenant Not to Sue. In consideration of the payments and benefits described in Section 2.1 of the First Release, the Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, insurers, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them, occurring up to and including the date of this Second Release. This Second Release specifically includes, but is not limited to:

2.1. any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses, including without limitation, any such claim under his Employment Agreement;

2.2. any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

2.3. any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including, but not limited to, claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (“ADEA”); the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable federal, state or local statute, regulation or ordinance;

2.4. any and all Claims under any federal or state statute relating to employee benefits or pensions;

2.5. any and all Claims in tort, including, but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, hostile work environment, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

2.6. any and all Claims for attorneys’ fees and costs.

The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Releasee. This Second Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. Nothing in this Second Release shall preclude or prevent the Executive from filing a lawsuit which challenges the validity of this Second Release solely with respect to the Executive’s waiver of any Claims arising under the ADEA. However, the Executive acknowledges that this Second Release applies to all Claims he has under the ADEA and that, unless the Second Release is held to be invalid, all of his claims under the ADEA shall be extinguished. Additionally, the Executive does not release or discharge the Releasees from any of the obligations owed to him pursuant to any tax qualified pension plan of the Company in which the Executive participated.

3. Acknowledgment. The Executive understands that the release of Claims contained in this Second Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Second Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Second Release. The Executive further understands and acknowledges the significance and consequences of this Second Release and expressly consents that this Second Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company.

4. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Second Release. This Second Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

5. Restrictive Covenants. The Executive represents and warrants that he is bound by, and agrees to continue to be bound by, his post-employment obligations set forth in the Restrictive Covenant Agreement (as defined in, and amended by, the First Release), including, without limitation, Section 1.5 thereof (as amended).

6. Non-Disparagement. The Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral), including, without limitation, with respect to his employment or the termination of that employment, regarding the Company, its subsidiaries or their respective affiliates, or their respective directors, officers, agents, or stockholders. The Company’s Board of Directors and executive officers shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral), including, without limitation, with respect to Executive’s employment or the termination of that employment, regarding the Executive.

7. Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Second Release. The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Second Release, and that he is voluntarily executing this Second Release with full knowledge of its provisions and effects. The Executive further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Second Release and that he has SEVEN (7) days following his execution of this Second Release to revoke his acceptance, with this Second Release not becoming effective until the 7-day revocation period has expired. If the Executive elects to revoke his acceptance of this Second Release, this Second Release shall not become effective (and the Executive shall not be entitled to the payments and benefits set forth in Section 2.1 of the First Release) and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Second Release) to:

Kenneth R. Bull- Chief Financial Officer, Secretary and Treasurer

Five Below, Inc.

1818 Market Street, Suite 1900

Philadelphia, PA 19103

(215) 546-7909

8. Challenge. If the Executive violates or challenges the enforceability of any provision of the Restrictive Covenant Agreement, the First Release or this Second Release, no further payments, rights or benefits under the First Release will be due to the Executive.

9. Miscellaneous.

9.1. No Admission of Liability. This Second Release is not to be construed as an admission of any violation of any provincial or federal statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

9.2. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company, or its affiliates, nor seek in any way to be reinstated, re-employed or re-hired by the Company.

9.3. Successors and Assigns. This Second Release shall inure to the benefit of the Company and any successor to all or substantially all of their respective assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

9.4. Severability. Whenever possible, each provision of this Second Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Second Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Second Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.5. Governing Law and Enforcement. This Second Release shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in Commonwealth of Pennsylvania and the Executive hereby consents to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that he may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

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IN WITNESS WHEREOF and intending to be legally bound, the Executive has executed this Second Release on the      day of             , 2013.

DAVID JOHNSTON